Exhibit 18

WARRANT CANCELLATION AGREEMENT

This Warrant Cancellation Agreement (this "Agreement") is made as of day of July,  2011, by and between Ophthalmic Imaging Systems, a California corporation ("Company"), and U.M. AccelMed, Limited Partnership ("UMA").

RECITALS

WHEREAS, pursuant to that certain Purchase Agreement ("Purchase Agreement"), dated as of June 24, 2009, by and between the Company and UMA, the Company authorized the issuance and sale to UMA of up to an aggregate of 13,214,317 shares of the Company's common stock, no par value (the "Common Stock"), and warrants to purchase up to an aggregate of 4,404,772 shares of Common Stock in two installments.

WHEREAS, on June 24, 2009, the Company completed the first installment pursuant to which the Company issued and sold to UMA 9,633,228 shares of Common Stock and a warrant (the "1st Installment Warrant") to purchase up to 3,211,076 shares of Common Stock;

WHEREAS, on May 25, 2010, the Company completed the second installment pursuant to which the Company issued and sold to UMA 3,581,089 shares of Common Stock and a warrant (the "2nd Installment Warrant" and collectively with the 1st Installment Warrant, the "Warrants") to purchase up to an aggregate of 1,193,696 shares of Common Stock;

WHEREAS, on June 5, 2011, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Merge Healthcare Incorporated, a Delaware corporation ("Parent"), and ES Acquisition Corp., a California corporation and a wholly-owned subsidiary of Parent (the "Merger Sub"), pursuant to which the Company will become a wholly-owned subsidiary of Parent through a merger of Merger Sub with and into the Company, with the Company as the surviving corporation (the "Merger");

WHEREAS, the respective obligations of Parent and Merger Sub to effect the Merger are subject to, among other things, the cancellation of the Warrants; and

WHEREAS, in connection with the consummation of the Merger, UMA will receive a substantial portion of the consideration thereof and Parent and Merge Sub would not enter into the Merger without UMA's agreements set forth herein.

NOW THEREFORE, in consideration of the terms and conditions contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

Section 1.      Cancellation of Warrants.     UMA hereby agrees that the Warrants shall be canceled simultaneously with the closing of the Merger, and upon such cancellation, UMA shall have no further rights with respect to such Warrants or to any of the shares of Common Stock issuable upon exercise thereof, (including, but not limited to, any registration rights with respect to such shares) previously issuable upon the exercise of such Warrants. In connection therewith, UMA will deliver, as of the date of the closing of the Merger, each of its Warrants to the Company.

Section 2.      Effectiveness. This Agreement shall become effective and be deemed effective as of the date hereof upon execution of counterparts of this Agreement by each of the Company and UMA.

Section 3.      Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be delivered as set forth in the Purchase Agreement.

Section 4.      Execution and Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a ".pdf" format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or ".pdf" signature page were an original thereof.

Section 5.      Further Assurances.   The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

Section 6.      Governing Law.       All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined in accordance with the provisions of the Purchase Agreement.

Section 7.      Severability.   If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

Section 8.      Headings.      The headings in this Agreement are for convenience only, do not constitute a part of the Agreement and shall not be deemed to limit or affect any of the provisions hereof.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

OPHTHALMIC IMAGING SYSTEMS INC.

By:
Name: Gill Allon
Title: Chief Executive Officer

By:
Name: Ariel Shenhar
Title: Chief Financial Officer

U.M. ACCELMED, LIMITED PARTNERSHIP

By:	/s/ Uri Geiger
Name: Uri Geiger
Title: Managing Partner